Exhibit 99.1
THERMOGENESIS CORP. ANNOUNCES PRELIMINARY FISCAL 2007
REVENUES; COMPANY ANNOUNCES AGREEMENT WITH NIPRO
CORPORATION TO SUPPLY AUTOXPRESS™ PLATFORM DISPOSABLES
RANCHO CORDOVA, California (July 30, 2007) – ThermoGenesis Corp (NASDAQ: KOOL), a company that develops and manufactures product platforms that enable the processing and cryopreservation of stem cells for regenerative medicine and processing of protein gels for surgical wound care, announced today that, based upon preliminary data, revenues for its fourth fiscal quarter ended June 30, 2007, will be between $3.4 and $3.6 million. As a result, revenues for the full fiscal year will be between $16.6 and $16.9 million. The Company completed the fiscal year with over $33 million in cash, cash equivalents and short-term investments. ThermoGenesis will report complete fiscal year 2007 results and provide fiscal 2008 guidance on September 12, 2007.
In addition, the Company announced an agreement with Nipro Corporation for the production of AutoXpress disposables.
In separate press releases today, the Company also announced the appointment of William Osgood, who has served as President and Chief Operating officer since April 2007, as Chief Executive Officer and a member of its board of directors. He replaces Phil Coelho, who will remain with the Company as Chief Technology Architect. ThermoGenesis also announced FDA clearance of the Company’s PMA (PreMarket Application) to market its CryoSeal® Fibrin Sealant (FS) as an adjunct to hemostasis in liver resection surgery.
“While our year-over-year revenues increased approximately 38 percent, we are disappointed by our fourth quarter revenue performance. The primary contributor to lower than expected fourth quarter results was quality issues that prevented us from meeting demand for our AXP disposables,” Osgood said. “In addition, we experienced lower than expected sales of our BioArchive® System through our distributor GE Healthcare but expect a rebound in sales from that channel during the balance of the calendar year.”
“With respect to our AXP disposable business, market demand remains strong and we are working very closely with our vendor to improve their performance and expect significantly more units to pass our Acceptable Quality Level (AQL) testing this quarter than last quarter,” he continued.
Osgood said that to address the Company’s ability to meet the expected demand for the AXP product, ThermoGenesis has signed, as a second source, a long term supply agreement with Nipro. Nipro is a worldwide manufacturer of medical disposables based in Osaka, Japan, which annually provides more than 50 million disposables known for their extremely high quality to medical markets such as cord blood processing, hematologic related pharmaceuticals and kidney dialysis products. Osgood said the company expects that initial orders of AXP disposables will be available from Nipro by the end of calendar 2007, with full production occurring in the first quarter of calendar 2008.
“Management has complete confidence in the future prospects for our stem cell products AXP and BioArchive and in our ability to grow CryoSeal sales with the recent PMA clearance behind us. The adult stem cell market is exploding with the rapid formation of stem cell and regenerative medicine research centers worldwide focused on developing novel therapies for high patient population human diseases. The number of stem cell clinical trials is increasing rapidly and published results are providing great comfort that a new, more effective era in medicine will soon be here. ThermoGenesis is in an ideal position to be one of the leaders of the stem cell revolution,” Osgood noted.
About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of stem cells and protein gels that provide therapeutic products for regenerative medicine. These products currently include:
•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.
•	AXP(™) AutoXpress Platform (AXP™) is a proprietary, semi-automated device and companion sterile blood processing disposable for harvesting stem cells from cord blood in a functionally closed system. GE Healthcare is the exclusive global distribution partner for the AXP AutoXpress Platform.
•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors as a means of activating and releasing growth factors in platelet concentrates to create platelet gels used by surgeons to treat orthopedic, cardiovascular and other wound sites as one strategy to accomplish regenerative medicine.
•	The CryoSeal FS System is an automated device and companion sterile blood processing disposable used to prepare fibrin sealants from plasma in about an hour. CryoSeal FS System received the CE-Mark in 2001 and FDA clearance to market in the United States as an adjunct to hemostasis in liver resection July 26th, 2007. [From a marketing perspective, the CE-Mark is similar to an FDA approval, in that it allows sales of the product throughout the European community but individual countries often require additional clinical studies to allow full market access in these countries.] Although fibrin sealants have traditionally only been used to stop the blood oozing at surgical incision sites, they are increasingly being viewed as an adhesive and biodegradable media that can be commingled with stem and progenitor cells in order to retain them at the wound site and serve as scaffolding to focus and accelerate the in situ regeneration of tissue.
This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2008, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2008. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption “Risk Factors” in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.
ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Matthew T. Plavan
+1-916-858-5100, or
Ryan Rauch
+1-760-586-8699